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                              THE KOREA FUND, INC.
                                   ----------
                (Name of Registrant as Specified in Its Charter)
                               -------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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



The following is the text of a letter sent to stockholders of The Korea Fund, Inc. on September 28, 2004:

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


                              THE KOREA FUND, INC.
                                 345 Park Avenue
                               New York, NY 10154


                                                              September 28, 2004



                      PROTECT YOUR INVESTMENT IN THE FUND:
                         VOTE THE WHITE PROXY CARD TODAY



Dear Fellow Stockholder:


         Korea Fund's annual meeting of stockholders is fast approaching... but the City of London is still not telling you the whole truth about the proposals they want you to support. Despite what City of London would have you believe, its proposals involve grave risks to the Fund, and to your investment in it. We urge you to vote FOR the board's nominees and AGAINST the stockholder proposal to terminate the Fund's investment management agreement.


                        TERMINATING THE MANAGER IS RISKY


         City of London supports a proposal by Harvard's investment managers to terminate the Fund's investment advisory agreement - even though the Fund's investment manager, Deutsche Investment Management Americas, Inc., has delivered superior investment performance at a fee that has enabled the Fund to have a remarkably low expense ratio.


         Terminating the Fund's investment manager is inherently risky. It would disrupt investments by the Fund. Your Board of Directors -- all but one of whom are unaffiliated with DeIM -- believe there can be no assurance of finding a new manager with comparable capabilities and proven performance.


         City of London now asks you to believe that the Fund has received a proposal from a qualified investment manager. Nothing could be further from the truth. Instead, two representatives of an investment banker said they would like to meet with the Fund's independent directors about a proposal - not described other than as involving an (unnamed) investment manager - that they believed would be of interest. Saying they wanted to act as a "matchmaker", they disclaimed any authority to speak for the investment manager. One of the representatives is a former City of London employee who had submitted a proposal to at least one closed-end fund to terminate its investment adviser.


         On September 23, Harvard's investment manager in a letter to the Fund's directors said that it had met with two representatives of the same investment bank who had identified an alternative manager - again, unnamed.


         Not surprisingly, given the nature of this vague inquiry, the independent directors declined to meet with these would-be "matchmakers" whose approach bears no resemblance to a concrete proposal from a reputable investment manager with demonstrated capabilities and a record of Korean investment performance as impressive as those of the Fund's manager.


         Selecting the Fund's investment manager is centrally important to the Fund's performance, and to your investment. If and when a need arises to consider alternative managers, your independent directors are well equipped to identify potential candidates without a financial intermediary.


         Your independent directors have unanimously recommended that you vote against the proposal to terminate the Fund's investment adviser. They did so after carefully considering all relevant factors, including DeIM's strong research capabilities in Korea, its low management fee, and its excellent performance record. The directors believe discussions regarding a change of investment manager should not be undertaken lightly - and certainly not because of an approach by an unauthorized financial intermediary referring to an unnamed other party.


                  TAKE A CLOSE LOOK AT CITY OF LONDON'S CLAIMS


         Look closely at City of London's claims. Look at the facts, and think about the risks to your investment before you vote.


         CLAIM: City of London would have you believe that a self-tender by the Fund for up to 50% of its shares would not harm the Fund or its stockholders.


                  FACT: Look what has happened at JF China Region Fund. One of City of London's two director nominees, Julian Reid, has been a director of that fund since 1997. The fund has shrunk dramatically in size in a series of self tender offers and has undergone a marked increase in its expense ratio, which was 2.54% -- more than twice that of the Korea Fund - for 2003.


                  FACT: Mr. Reid is Chairman and President of Saffron Fund (formerly Jardine Fleming India Fund), which is being liquidated, in part because of its high expense ratio - 3.48% for the year ended November 2003. That fund's expense ratio rose partly because of a self-tender when Mr. Reid was a director.


          CLAIM: "City of London has been a long-term investor in the Fund and intends to remain a Stockholder."


                  FACT: City of London has engaged in hundreds of trades in shares in your Fund - often within a short time of trades in the other direction. If City of London really is a long-term investor, why does it support a repurchase of up to 50% of the Fund's shares?


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




                              AN OBJECTIVE OPINION


         You don't have to take our word for it. Institutional Shareholder Services, the leading independent advisory firm, has recommended that its subscribers vote FOR the Fund's director candidates and AGAINST termination of the Fund's investment advisory contract.


         Here's what ISS says:

o "DeIM has performed well as the investment advisor as performance has been strong, leading to strong returns for shareholders

o "The board is also carefully monitoring any discount, but it will not seek the discount's elimination at the expense of long-term performance."


                      VOTE TODAY TO PROTECT YOUR INVESTMENT


         The annual meeting is on October 6 - only days away. You can still protect the Fund and your investment in it if you act today by sending and sending back a WHITE proxy card voting FOR the Korea Fund candidates and AGAINST Harvard's proposal. Discard any GOLD card you may receive from City of London.


         Thank you for your support.


         On behalf of the Board of Directors of The Korea Fund, Inc.


                                            /s/Robert J. Callander

                                            Robert J. Callander
                                            Chairman of the Board





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                          Internet and Telephone Voting
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Because of the short time until the meeting, we encourage voting by internet or by toll-free telephone, available to many whose shares are held through banks or brokers. Instructions for internet and telephone voting in most cases will be included on the enclosed WHITE voting form provided by your broker or bank. Please follow those instructions.


If you need any assistance in proxy voting, please call 1-800-843-0369 to speak with one of the Fund's proxy specialists at Georgeson
Shareholder Communications.

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